Exhibit 99.1

Oxford Immunotec Reports Fourth Quarter and Full Year 2016 Financial Results

●	Fourth quarter revenue of $23.7 million, an increase of 41% compared to prior year period
●	Fourth quarter Tuberculosis revenue of $20.4 million, an increase of 22% compared to prior year period
●	Fourth quarter Tick-borne disease and other revenue of $3.3 million
●	Full year 2016 revenue of $86.1 million increased 37% compared to prior year
●	Completed $40 million debt financing made up of term loan and revolving line of credit
●	Announces guidance for full year 2017 revenue of between $102 and $105 million

OXFORD, United Kingdom and MARLBOROUGH, Mass., February 28, 2016 (GLOBE NEWSWIRE) -- Oxford Immunotec Global PLC (Nasdaq: OXFD), a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions, today announced fourth quarter and full year 2016 financial results.

“We are very pleased with our performance during the fourth quarter and throughout 2016, as we evolved from a single-product company to a multi-product company” said Dr. Peter Wrighton-Smith, Chief Executive Officer of Oxford Immunotec. "Our core tuberculosis (TB) business grew ahead of our expectations, with strong growth in the U.S. market during the fourth quarter. As we look to 2017 and beyond, we expect to continue to drive top line growth through the continued strong performance of our core TB business, growth in our recently acquired tick-borne disease franchise and the introduction of products currently in development. Additionally, we are focused on progressing towards profitability through expanding margins and driving operating leverage.”

By revenue type, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2016	2015	Percent Change	2016	2015	Percent Change

Product	$9.3	$8.2	14%	$36.4	$30.2	21%
Service	14.4	8.6	67%	49.7	32.6	52%
Total Revenue	$23.7	$16.8	41%	$86.1	$62.8	37%

By indication, total revenues were, in millions:

	Three Months Ended December 31,			Full Year Ended December 31,
	2016	2015	Percent Change	2016	2015	Percent Change

Tuberculosis	$20.4	$16.8	22%	$78.7	$62.8	25%
Tick-Borne Disease and Other	3.3	-	N/M	7.4	-	N/M
Total Revenue	$23.7	$16.8	41%	$86.1	$62.8	37%

By geography, total revenues were, in millions:

	Three Months Ended December 31,				Full Year Ended December 31,
			Percent Change				Percent Change
	2016	2015	As Reported	Constant Currency (1)	2016	2015	As Reported	Constant Currency (1)

United States	$14.7	$8.4	76%	76%	$49.5	$31.4	58%	58%
Europe & ROW	1.7	1.8	-5%	4%	7.0	7.1	-1%	5%
Asia	7.3	6.6	9%	3%	29.6	24.3	22%	15%
Total revenue	$23.7	$16.8	41%	39%	$86.1	$62.8	37%	35%

(1) Changes in revenue include the impact of changes in foreign currency exchange rates. We use the non-GAAP financial measure "constant currency basis" in our filings to show changes in our revenue without giving effect to period-to-period currency fluctuations. We consider the use of a period over period revenue comparison on a constant currency basis to be helpful to investors, as it provides a revenue growth measure free of positive or negative volatility due to currency fluctuations.

Fourth Quarter 2016 Financial Results

Revenue for the fourth quarter of 2016 was $23.7 million, representing 41% growth over the fourth quarter 2015 revenue of $16.8 million. On a constant currency basis, revenue growth was 39% versus the prior year period. Tuberculosis revenue for the fourth quarter of $20.4 million increased 22% over the prior year period.

2016 fourth quarter product revenue was $9.3 million, representing a 14% increase from product revenue of $8.2 million in the fourth quarter of 2015. The increase in product revenue was primarily attributable to growth in China as well as revenue from Immunetics. Service revenue for the fourth quarter of 2016 was $14.4 million, up 67% from 2016 fourth quarter revenue of $8.6 million. The increase in service revenue was primarily driven by tuberculosis volume increases in the United States as well as revenues from Imugen.

United States revenue was $14.7 million in the fourth quarter of 2016, representing 76% growth over revenue of $8.4 million in the prior year period. The increase was primarily due to revenue related to the Imugen and Immunetics acquisitions, as well as strong organic growth in our core tuberculosis business. United States tuberculosis revenue grew 37% over the prior year period, driven primarily by increased volume in the institutional and physician office segment.

Europe & ROW revenue was $1.7 million in the fourth quarter of 2016, representing a 5% decrease compared to the fourth quarter of 2015. On a constant currency basis, Europe & ROW increased 4% versus the fourth quarter of 2015.

Asia revenue was $7.3 million in the fourth quarter of 2016, representing 9% growth over 2015 fourth quarter revenue of $6.6 million. On a constant currency basis, Asia grew 3% versus the fourth quarter of 2015.

Gross profit for the fourth quarter of 2016 was $12.5 million, an increase of $4.0 million over gross profit of $8.5 million in the same period of 2015. Gross margin was 52.8%, an increase of 240 basis points from the gross margin of 50.4% in the fourth quarter of 2015. The increase in gross margin was driven by favorable product mix, operational efficiency and the favorable impact of currency movements.

Operating expenses were $19.7 million in the fourth quarter of 2016, an increase of $5.0 million compared to $14.7 million in the same period last year. The increase in operating expenses was largely due to the inclusion of operating expenses and deal costs related to the Imugen and Immunetics acquisitions, as well as increased clinical expenses. In addition, during the fourth quarter we recorded impairment charges related to acquired IPR&D substantially offset by a credit related to the change in fair value of the related contingent consideration.

Net loss for the fourth quarter of 2016 was $4.9 million, or $0.22 per share, compared to $6.4 million, or $0.29 per share, in the fourth quarter of 2015. Net loss per share was based on 22,412,691 and 22,264,307 weighted average ordinary shares outstanding for the fourth quarters of 2016 and 2015, respectively.

EBITDA for the fourth quarter was $(6.9) million compared to $(5.7) million in the fourth quarter of 2015. Adjusted EBITDA was $(5.2) million for the fourth quarter compared to $(4.7) million in the same period in 2015. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Full Year 2016 Financial Results

Revenue for the full year 2016 was $86.1 million, representing 37% growth over the full year 2015 revenue of $62.8 million. On a constant currency basis, revenue growth was 35% versus the prior year. Tuberculosis revenue for the full year of $78.6 million increased 25% over the prior year period.

2016 full year product revenue was $36.4 million representing a 21% increase from product revenue of $30.2 million in the full year 2015. The increase in product revenue was primarily attributable to volume growth in Asia. Service revenue for the full year 2016 was $49.6 million, up 52% from $32.6 million in the full year 2015. The increase in service revenue was primarily driven by increased volume in the United States, specifically in the institutional and patient testing segments, as well as revenue from Imugen.

United States revenue was $49.5 million in the full year 2016 representing 58% growth compared to full year 2015 revenue of $31.4 million. Growth was driven primarily by significant volume increases in the institutional and patient testing segments as well as the contribution from Imugen and Immunetics.

Europe & ROW revenue was $7.0 million in the full year 2016 representing a 1% decrease compared to full year 2015 revenue of $7.1 million. On a constant currency basis, Europe & ROW grew 5% versus the full year 2015. Asia revenue was $29.6 million in the full year 2016 representing 22% growth over full year 2015 revenue of $24.3 million. On a constant currency basis, Asia grew 15% versus the full year 2015. The increase was driven by continued growth in both China and Japan.

Gross profit for the full year 2016 was $46.6 million, an increase of $13.4 million over gross profit of $33.2 million in the full year 2015. Gross margin was 54.1%, an increase of 120 basis points from a gross margin of 52.9% in the full year 2015. The increase in gross margin was primarily due to product mix, cost efficiency gains and the favorable impact of currency movements, partially offset by the negative impact of lower margin revenue from Imugen and Immunetics.

Operating expenses were $72.6 million in the full year 2016, an increase of $15.2 million compared to $57.4 million in the full year 2015. The increase in operating expenses was primarily due to the inclusion of operating costs from both Imugen and Immunetics as well as increased headcount, acquisition related expenses and clinical expenses. In addition, we recorded impairment charges related to acquired IPR&D and a substantially offsetting credit related to the change in fair value of the related contingent consideration.

Net loss for the full year 2016 was $22.3 million, or $1.00 per share, compared to a loss of $24.5 million, or $1.12 per share, for the full year 2015. Net loss per share was based on 22,353,713 and 21,781,933 weighted average ordinary shares outstanding for the full years 2016 and 2015, respectively.

EBITDA for the full year 2016 was $(22.2) million compared to $(22.1) million for the full year 2015. Adjusted EBITDA was $(18.5) million for the full year 2016 compared to $(18.2) million for the full year 2015. Both EBITDA and Adjusted EBITDA are non-GAAP measures.

Cash and cash equivalents were $59.1 million as of December 31, 2016 compared to $37.3 million as of September 30, 2016.

Immunetics Acquisition

On October 12, 2016, the Company completed the acquisition of Immunetics, Inc., a Massachusetts-based diagnostics company focused on developing specialized tests for infectious diseases, such as Lyme disease, for $6 million in cash and up to an additional $6 million in cash payable on the achievement of certain revenue thresholds and pipeline related milestones over the next three years.

Debt Financing

On October 4, 2016, the Company entered into an agreement with MidCap Financial that provided the Company with $40 million in debt financing, comprised of both a term loan and a revolving line of credit.

The agreement provides the Company with a term loan of $30 million which matures five years from closing. The term loan accrues interest at a rate of LIBOR plus 7.60% with interest-only payments for the first 24 months, with the ability to extend to 48 months subject to certain conditions, before the loan begins to amortize. The agreement also provides the Company with a revolving line of credit of up to $10 million upon closing. The revolving line of credit matures five years from closing and accrues interest at LIBOR plus 4.45%. Based on certain conditions, both the term loan and the revolving line of credit may be increased by an additional $10 million to support the Company's future growth.

Business Outlook

We expect to report revenue of between $20.8 and $21.3 million for the first quarter of 2017.

We expect to report full year 2017 revenue of between $102 and $105 million, representing 19% - 22% year-over-year growth. We expect revenue to increase 21% to 24% for the year using constant exchange rates.

Conference Call

Oxford Immunotec will host a conference call on Tuesday, February 28, 2016 at 5:00 p.m. Eastern Time to discuss its fourth quarter and full year 2016 financial results. The call will be concurrently webcast. To listen to the conference call on your telephone, please dial (855) 363-5047 for United States callers and +1 (484) 365-2897 for international callers and reference confirmation code 59419141 approximately ten minutes prior to start time. To access the live audio webcast or subsequent archived recording, visit the Investor Relations section of Oxford Immunotec's website at www.oxfordimmunotec.com. The replay will be available on the Company's website for approximately 60 days.

About Oxford Immunotec

Oxford Immunotec Global PLC is a global, high-growth diagnostics company focused on developing and commercializing proprietary tests for the management of underserved immune-regulated conditions. The Company’s first product is the TSPOT®.TB test, which is used to test for tuberculosis infection. The T-SPOT.TB test has been approved for sale in over 50 countries, including the United States, where it has received pre-market approval from the Food and Drug Administration, Europe, where it has obtained a CE mark, as well as Japan and China. The Company’s second product line is a range of assays for tick-borne diseases, such as Lyme disease, obtained through the acquisitions of Imugen and Immunetics. Also obtained through the acquisitions is the Company’s third product line focused on screening for Babesia in donated blood, for which the Company is currently seeking FDA clearance. The T-SPOT.CMV test and the T-SPOT.PRT test are pipeline products as part of the Company’s fourth intended product line focused on the transplantation market. In addition to these four product lines, the Company has additional active development programs in other immune-regulated conditions. The Company is headquartered near Oxford, U.K. and in Marlborough, Mass. Additional information can be found at www.oxfordimmunotec.com.

T-SPOT and the Oxford Immunotec logo are trademarks of Oxford Immunotec Ltd. Immunetics is a trademark of Immunetics, Inc.

Forward-Looking Statements

This release contains forward-looking statements that involve risks and uncertainties, including statements about our anticipated plans, objectives, intentions, the anticipated benefits of the transaction, the effects of the transaction, including effects on future financial and operating results, prospects for sales of our products and other statements that are not historical facts. The forward-looking statements in this release are based on current expectations, assumptions and data available as of the date of this release and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including but not limited to: risks related to disruption of management time from ongoing business operations due to the integration of Imugen and Immunetics into the Company; the risk that the Company may fail to realize the benefits expected from the acquisitions; the risk that the integration of Imugen and Immunetics into the Company may not progress as anticipated; decisions by regulatory authorities, hospitals and other health care institutions, laboratories, physicians, patients and third party payers that could affect the Company's business and prospects; as well as our ability to expeditiously and successfully expand our sales and distribution networks. The risks included above are not exhaustive. Other factors that could adversely affect our business and prospects are described under the "Risk Factors" section in our filings with the Securities and Exchange Commission ("SEC"). Our filings are available for free by visiting the investor section of our website, www.oxfordimmunotec.com, or the SEC's website, www.sec.gov.

Investors should give careful consideration to these risks and uncertainties. Forward-looking statements contained herein are based on current expectations and assumptions and currently available data and are neither predictions nor guarantees of future events or performance. You should not place undue reliance on forward-looking statements contained herein, which speak only as of the date of this release. We do not undertake to update or revise any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

CONTACTS:

For Media Inquiries:

Caroline Crawley
Oxford Immunotec
Tel: +44 1235 442796
ccrawley@oxfordimmunotec.com

For Investor Inquiries:

Rick Altieri
Chief Financial Officer
Oxford Immunotec
Tel: +1 (508) 573-9953
raltieri@oxfordimmunotec.com

Mark Klausner
Westwicke Partners
Tel: +1 (443) 213-0501
oxfordimmunotec@westwicke.com

Oxford Immunotec Global PLC

Condensed consolidated statements of operations

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands, except share and per share data)	2016	2015	2016	2015
Revenue
Product	$9,286	$8,162	$36,430	$30,207
Service	14,419	8,623	49,648	32,575
Total revenue	23,705	16,785	86,078	62,782
Cost of revenue
Product	3,535	3,585	13,956	13,297
Service	7,663	4,733	25,516	16,247
Total cost of revenue	11,198	8,318	39,472	29,544
Gross profit	12,507	8,467	46,606	33,238
Operating expenses:
Research and development	4,044	2,522	13,881	10,381
Sales and marketing	8,299	7,853	34,964	30,402
General and administrative	6,981	4,222	23,181	16,010
Change in fair value of contingent purchase price consideration	(1,380)	54	(1,208)	202
Intangible assets impairment charges	1,765	34	1,765	419
Total operating expenses	19,709	14,685	72,583	57,414
Loss from operations	(7,202)	(6,218)	(25,977)	(24,176)
Other (expense) income:
Interest expense, net	(776)	(14)	(864)	(67)
Foreign exchange gains (losses)	(343)	(110)	1,364	(143)
Other (expense) income	(403)	4	(646)	54
Loss before income taxes	(8,724)	(6,338)	(26,123)	(24,332)
Income tax benefit (expense)	3,866	(52)	3,774	(146)
Net loss	$(4,858)	$(6,390)	$(22,349)	$(24,478)

Net loss per share attributable to ordinary shareholders—basic and diluted	$(0.22)	$(0.29)	$(1.00)	$(1.12)

Weighted-average shares used to compute net loss attributable to ordinary shareholders—basic and diluted	22,412,691	22,264,307	22,353,713	21,781,933

Reconciliation of net loss to Adjusted EBITDA (1)

(unaudited)

	Three months ended December 31,		Year ended December 31,
(in thousands)	2016	2015	2016	2015
Net loss	$(4,858)	$(6,390)	$(22,349)	$(24,478)
Income tax (benefit) expense	(3,866)	52	(3,774)	146
Interest expense, net	776	14	864	67
Depreciation and amortization	1,027	609	3,094	2,142
EBITDA	(6,921)	(5,715)	(22,165)	(22,123)

Reconciling items:
Share-based compensation expense	1,192	903	5,019	3,485
Unrealized exchange (gains) losses	110	43	(1,880)	(150)
Change in fair value of contingent purchase price consideration	(1,380)	54	(1,208)	202
Intangible asset impairment charge	1,765	34	1,765	419
Adjusted EBITDA	$(5,234)	$(4,681)	$(18,469)	$(18,167)

(1) EBITDA and Adjusted EBITDA are non-GAAP measures that we calculate as net loss, adjusted for the impact of earnings or charges resulting from matters that we consider not to be indicative of our ongoing operations. We believe that these measures provide useful information to investors in understanding and evaluating our operating results in the same manner as our management and Board of Directors. Our presentation of these measures is not made in accordance with U.S. GAAP, and our computation of these measures may vary from others in the industry. Our use of these measures has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The above table presents a reconciliation of net loss, the most comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA for each of the periods indicated.

Oxford Immunotec Global PLC

Condensed consolidated balance sheets

(unaudited)

	December 31,	December 31,
(in thousands, except share and per share data)	2016	2015
Assets
Current assets:
Cash and cash equivalents	$59,110	$83,715
Accounts receivable, net	13,265	7,058
Inventory, net	7,437	7,099
Prepaid expenses and other assets	2,390	3,592
Total current assets	82,202	101,464
Restricted cash, non-current	200	80
Property and equipment, net	7,793	6,284
In-process research and development	16,170	1,782
Goodwill	3,822	45
Other intangible assets, net	11,017	179
Other assets	2,808	18
Total assets	$124,012	$109,852

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$3,201	$3,799
Accrued liabilities	14,282	9,949
Contingent purchase price consideration	882	—
Deferred income	41	1,654
Current portion of loans payable	84	79
Total current liabilities	18,490	15,481
Long-term portion of loans payable	29,601	386
Contingent purchase price consideration	2,593	1,293
Other liabilities	364	—
Total liabilities	51,048	17,160

Shareholders’ equity:
Ordinary shares, £0.006705 nominal value; 36,183,293 shares authorized at December 31, 2016 and 2015, 22,635,431 and 22,549,488 shares issued and outstanding at December 31, 2016 and 2015, respectively	243	243
Additional paid-in capital	249,128	244,033
Accumulated deficit	(168,656)	(146,307)
Accumulated other comprehensive loss	(7,751)	(5,277)
Total shareholders’ equity	72,964	92,692
Total liabilities and shareholders’ equity	$124,012	$109,852